                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                                November 4, 2002
                                (Date of report)

                              IDIAL NETWORKS, INC.
             (Exact Name of Registrant as Specified in its Charter)

        NEVADA                         000-24962                 75-2863583
  (State of Incorporation)      (Commission File Number)      (IRS Employer ID)

                        10800 E. Bethany Drive, Suite 380
                             Denver, Colorado 80014
                    (Address of principle executive offices)

                                  303-338-5100
              (Registrant's telephone number, including area code)

ITEM 5.  Other Events.

Whoofnet.com,  Inc.

     On  August  7,  2000,  in   accordance   with  an  Agreement  and  Plan  of
Reorganization (the "Agreement"),  iDial Networks Inc. (the "Company") agreed to acquire Whoofnet.Com,  Inc., a Florida Corporation ("Whoofnet"), for issuance of
10,000,000  shares of common  stock of the Company.  Whoofnet was an  e-commerce
Internet  Company,  of which its management  was to utilize  multimedia to drive sales of consumer products and services by combining the marketing of television with e-commerce.

     The Company  instituted  legal  proceedings  against  Whoofnet and Mr. Carl
Battie (Whoofnet and Mr. Battie are hereinafter  collectively referred to as the
"Defendants")  in the  District  Court for Dallas  County,  Texas (the  "Court")
alleging  that the  Defendants  violated  certain  terms of the  Agreement.  The
Company was seeking  damages  resulting  from the violations of the Agreement as well as the rescission of the Agreement.

     On September 9, 2002, a Default Judgment was entered against the Defendants as a result of their failure to appear and the Court held that:

o    The Defendants fraudulently induced the Company to enter into the Agreement and that the Agreement should be rescinded.

o    All  shares of  common  stock of the  Company  issued  to  shareholders  of
     Whoofnet should be cancelled and returned to the Company.

o    The  Company is entitled  to damages in the amount of  $3,000,000  from the
     Defendants together with reasonable attorneys' fees.

     The Company, pursuant to the Default Judgment,  cancelled 17,949,499 shares of common stock,  which is the number of shares  issued in  connection  with the
Agreement on a post-forward  split basis that was  implemented in November 2000.
As of October  30,  2002 the  Company  had  106,442,055  shares of common  stock outstanding.

                                    SIGNATURE

     Pursuant  to the  requirements  of  Section  13 or 15(d) of the  Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

                                          IDIAL NETWORKS, INC.
                                          (Registrant)

                                                /s/ Edward Janusz
                                                By:  Edward Janusz
                                                     Chief Executive Officer